Exhibit 99.1

Individual Trustees
Daniel O. Conwill, IV
Gary C. Evans
Jeffrey S. Swanson

TEL OFFSHORE TRUST

JPMORGAN CHASE BANK, N.A., CORPORATE TRUSTEE
P.O. BOX 550 / (800) 852-1422 / AUSTIN, TEXAS 78767

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO THIRD QUARTER 2006 DISTRIBUTION

AUSTIN, TEXAS September 28, 2006—TEL OFFSHORE TRUST announced that there will be no trust income distribution for the third quarter of 2006 for unitholders of record on September 30, 2006.

Gas revenues recorded by the Working Interest Owners on the Trust properties increased from $23,169 in the second quarter of 2006 to $701,359 in the third quarter of 2006. The increase in gas revenue during the Trust’s third quarter of 2006 was primarily due to a resumption and increase in production on Ship Shoal 182/183. Gas production on Eugene Island 339 remains shut in but gas sales are currently expected to resume in the first quarter of 2007 after a sales point on the existing platform is built by the operator to replace the Eugene Island 338 sales platform destroyed by Hurricane Rita, and assuming transportation availability is fully restored on a third-party transmission pipeline that incurred significant hurricane-related damage.  The operator of this pipeline has advised that hurricane-related damages on their pipeline are more extensive than previously thought, and the Working Interest Owner of this property has advised the Trustee that it is currently evaluating various alternatives for transportation as production is also restored. The average price received for natural gas decreased 25% to $6.55 per Mcf in the third quarter of 2006 from $8.73 per Mcf in the second quarter of 2006, while natural gas volumes increased to 107,013 Mcf from 2,654 Mcf.

Crude oil revenues recorded by the Working Interest Owners increased 27% to $6,859,202 in the third quarter of 2006 from $5,400,972 in the second quarter of 2006. Oil volumes during the third quarter of 2006 increased 14% to 102,070 barrels, compared to 89,309 barrels of oil produced in the second quarter of 2006.  The increase in production was due to Eugene Island 339 B-12 well coming online in July of 2006 as well as less down time in third quarter 2006. Production is expected to increase in late 2006 as a gas injection project on the Eugene Island 339 B-5 well is completed. This project will allow higher pressure wells to be brought back online. The average price received for oil increased 11% to $67.20 per barrel in the third quarter of 2006 from $60.47 per barrel in the second quarter of 2006.

The Trust’s share of capital expenditures decreased by $4,084,493 in the third quarter of 2006 to $1,569,916, as compared to $5,654,409 in the second quarter of 2006. The Trust’s share of operating expenses increased by $1,178,709 in the third quarter of 2006 to $2,086,363 as compared to $907,654 for the second quarter of 2006. The increase in operating expenses is due to the high pressure wells coming back online in July of 2006 as well as a thru-tubing workover, on the Eugene Island 339 B-12 well. In addition, operating expenses increased as gas injections began on the Eugene Island 339 B-5 well.

During the third quarter of 2006, the Working Interest Owners recovered $339,480 from net losses carried forward relating to expenditures in the prior periods.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds also resulted in a deposit of $596,862 to the Trust’s Special Cost Escrow Account in the third quarter of 2006, bringing the Trust’s Special Cost Escrow balance to $7,255,917 as of the end of the Trust’s third quarter.  Although the Working Interest Owners expect to restore production on wells that incurred hurricane-related damages in 2005 by the end of 2006, the Corporate Trustee does not currently expect there to be any cash income distributions during the remainder of 2006 and potentially during a portion of 2007 due to estimated future capital expenditure projects for repairs or tie-backs to alternative pipelines and additional potential future exploratory activities being considered by Working Interest Owners.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2005 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release

JPMORGAN CHASE BANK, N.A.
AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich
(800) 852-1422
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